Exhibit 99.1

K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888	NEWS
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktroninternational.com
E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
	Tel: (856) 256-3311	E-mail: rremick@ktron.com

K-TRON REPORTS RECORD THIRD QUARTER AND NINE MONTH REVENUES,
NET INCOME AND EARNINGS PER SHARE

BACKLOG AT QUARTER-END WAS NEAR RECORD LEVEL

Pitman, New Jersey - - November 3, 2008 - - K-Tron International, Inc. (NASDAQ-GS: KTII) today reported the best third quarter and first nine month results in its history, with record revenues, net income and earnings per share in both periods.  Third quarter 2008 net income was $6.767 million, 37.3 percent higher than the $4.930 million reported in the third quarter of 2007, on a 23.8 percent increase in year-over-year third quarter revenues from $48.172 million to $59.631 million.  Diluted earnings per share rose 36.0 percent to $2.34 in this year’s third quarter from $1.72 in the same period last year.

For the first nine months of 2008, K-Tron reported net income of $19.576 million, diluted earnings per share of $6.84 and revenues of $177.24 million, all records for any nine month period, compared to net income of $15.062 million, EPS of $5.28 (diluted) and revenues of $142.62 million in the first nine months of 2007.  The percentage increases in 2008 versus the prior year were 30.0 percent for net income, 29.5 percent for EPS (diluted) and 24.3 percent for revenues.

In its announcement, the Company noted that if the average foreign currency exchange rates for the third quarter and first nine months of 2007 were applied to the same periods of 2008, the Company’s revenues would have increased approximately 19.5 percent for the third quarter instead of 23.8 percent and 18.6 percent for the first nine months instead of 24.3 percent, with the higher increases being primarily due to a weaker U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in this year’s third quarter and first nine months compared to the same periods last year.

Commenting on the Company’s performance, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “K-Tron posted record results for the third quarter and first nine months of 2008, with revenues, net income and diluted earnings per share all setting records for both periods. Also, operating income for the third quarter increased by $1.983 million or 26.5 percent to $9.462 million compared to last year’s third quarter at $7.479 million.  As a percent of revenues, operating income in the third quarter of 2008 improved to 15.9 percent versus 15.5 percent in the third quarter of 2007.  Both our Process and Size Reduction Groups contributed to our outstanding third quarter performance, with especially good results from our Process Group in Europe, the Middle East and Asia as well as the inclusion of a full quarter’s results from Rader Companies, Inc., which we bought on September 14, 2007.  We ended the third quarter of 2008 with an order backlog of $74.0 million, which was just below our previous record quarter-end backlog of $75.55 million set at the end of this year’s second quarter.  In fact, on a foreign-exchange adjusted basis, the backlog at the end of the third quarter was slightly above the second quarter record, reflecting continued strong demand for our equipment in the third quarter.”

On other matters, Mr. Cloues highlighted a $2.201 million reduction in debt in the third quarter to $25.722 million.  At the same time, cash decreased by $2.962 million ($2.106 million at constant foreign exchange rates compared to the second quarter of 2008) to $33.763 million, leaving an excess of cash over total debt of $8.041 million.  Mr. Cloues also said that the Company had substantially completed the previously-announced relocation and integration of Rader’s U.S. business into the Woodruff, South Carolina facility of the Company’s Jeffrey Specialty Equipment Corporation subsidiary, noting that Rader’s main offices in Alpharetta, Georgia had been closed as part of the process.  The Rader and Jeffrey management teams have been integrated, and there is expected to be a formal merger of the two subsidiaries on January 1, 2009.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets.  The Company has manufacturing facilities in the United States, Switzerland and the People’s Republic of China, and its equipment is sold throughout the world.

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(Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Revenues	$59,631	$48,172	$177,239	$142,622
Operating income	$9,462	$7,479	$28,253	$22,547
Interest (expense), net	(179)	(363)	(804)	(1,263)
Income before income taxes	9,283	7,116	27,449	21,284
Income taxes	2,516	2,186	7,873	6,222
Net income	$6,767	$4,930	$19,576	$15,062
Basic earnings per share	$2.44	$1.83	$7.14	$5.62
Diluted earnings per share	$2.34	$1.72	$6.84	$5.28
Weighted average number of common shares outstanding (basic)	2,769,000	2,696,000	2,740,000	2,681,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,891,000	2,872,000	2,860,000	2,854,000